EXHIBIT 4.6

                                                                     SCHEDULE I

                              INTEREST RATE

BASE RATE:

The interest rate basis for this Note will be the CPI Adjustment Rate (as defined below) for each interest payment period, based on the percentage change in the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (the "CPI"), published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor ("BLS"), and calculated as described below. The CPI Adjustment Rate may be a positive or negative rate in any Interest Reset Period. The CPI is a measure of the average levels in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services, and drugs. In calculating the index, price levels for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for this Note is the 1982-1984 average.

COMPUTATION OF INTEREST:

THE CPI: CPI(t) for each Interest Reset Date is the CPI for the second calendar month prior to the applicable Interest Rate Determination Date, as published and reported in the calendar month immediately prior to such Interest Rate Determination Date.

CALCULATION OF CPI ADJUSTMENT RATE: The CPI Adjustment Rate for each Interest Reset Period is determined as of each applicable Interest Rate Determination Date pursuant to the following formula:
    (CPI(t)-CPI(t-12))/CPI(t-12), where:

    CPI(t): Current Index Level of the CPI (as defined above), as published on Bloomberg

    CPURNSA; and
    CPI(t-12): Index Level of CPI for the month 12 months prior to the CPI(t).

All percentages resulting from any calculation on this Note will be rounded to the nearest one hundredth of a percentage point, with five one-thousandths of a percentage point rounded upwards, e.g., 2.538% (or .02538) would be rounded to 2.54% (or .0254).

CALCULATION OF INTEREST RATE: The CPI Adjustment Rate determined on an Interest Rate Determination Date is used to calculate the interest rate effective on the next Interest Reset Date. For all periods on and after the

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Initial Interest Reset Date, the interest rate is equal to the CPI Adjustment
Rate times the Spread Multiplier and plus the fixed Spread as set forth on the face of this Note.

DETERMINATION OF THE CPI:

If the CPI is not reported on Bloomberg CPURNSA for a particular month by 3:00 PM on an Interest Rate Determination Date, but has otherwise been published by the BLS, the Calculation Agent will determine the CPI as published by the BLS for such month using other source as on its face, and after consultation with Hartford Life, appears to accurately set forth the CPI as published by the BLS.

If the CPI has not been discontinued but has not been reported on Bloomberg CPURNSA or published by BLS for a particular month by 3:00 PM on an Interest Rate Determination Date, CPI for such date shall be the CPI for the immediately preceding Interest Rate Determination Date.

In calculating CPI(t) and CPI(t-12) the Calculation Agent will use the most recently available value of the CPI for any month, determined as described above on the applicable Interest Rate Determination Date, even if such value has been adjusted from a prior reported value for the relevant month. However, if a value of CPI(t) and CPI(t-12) used by the Calculation Agent on any Interest Rate Determination Date to determine the interest rate on the notes (an "Initial CPI") is subsequently revised by the BLS, the Calculation Agent will continue to use the Initial CPI, and the interest rate determined will not be revised. If the CPI is rebased to a different year or period, the base reference period for this Note will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

If, while this Note is outstanding, the CPI is discontinued or, if in the opinion of the BLS, as evidenced by a public release, and if concurred with by Hartford Life, substantially altered, the applicable substitute index for the notes will be that chosen by the Secretary of the Treasury for the Department of Treasury's Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997). If no such securities are outstanding, the substitute index for this Note will be determined by the Calculation Agent as directed by Hartford Life in accordance with general market practice at the time, provided that the procedure for determining the resulting interest rate is administratively acceptable to the Calculation Agent.